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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                           -------------------------

                                    Form 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       The Guarantee Life Companies Inc.
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             (Exact name of registrant as specified in its charter)


            Delaware                                      47-0785066
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(State of incorporation or organization)                 (IRS Employer
                                                       Identification No.)

      8801 Indian Hills Drive
        Omaha, Nebraska                                       68114
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(Address of principal executive offices)                    (Zip Code)


     Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class to              Name of each exchange on which each class
    be so registered                             is to be registered

            None
--------------------------------------      --------------------------------



  If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the
following box.                                                     [ ]


  If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box.              [ ]


  Securities to be registered pursuant to Section 12(g) of the Act:

 Rights to Purchase Series A Junior Participating Cumulative Preferred Stock,
                  $1.00 par value per share, of the Registrant
                            ---------------
                            (Title of Class)
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ITEM 1.  Description of Registrant's Securities to be Registered
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  On November 14, 1996, the Board of Directors of The Guarantee Life Companies
Inc. (the "Registrant") declared a dividend of one Right for each outstanding share of Common Stock, $.01 par value per share (the "Common Stock"), of the Registrant. The Rights will be issued on November 29, 1996 to the stockholders of record on November 29, 1996 and will expire in ten years, subject to earlier redemption. Under certain circumstances, each Right entitles the registered holder to purchase from the Registrant one one-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock (the "Preferred Stock") of the Registrant or, in certain circumstances, shares of Common Stock of the Registrant or common stock of an acquiring company at one-half the market price of such Common Stock or common stock, as the case may be. The Rights are designed to make it more likely that all the Registrant's stockholders receive fair and equal treatment in the event of any proposed takeover of the Registrant and to guard against the use of partial tender offers or other coercive tactics to gain control of the Registrant. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

Exercise Price
--------------

  When exercisable, except as set forth below, each Right entitles the registered holder to purchase from the Registrant one one-thousandth of a share of Preferred Stock, at a price of $80.00 per share (the "Purchase Price"), subject to adjustment in certain circumstances.

Transfer and Detachment
-----------------------

  Until the earlier of the Expiration Date (as defined in the Rights Agreement) or the "Distribution Date," which is the earlier to occur of (i) close of business on the tenth business day following the time (the "Stock Acquisition Time") of a public announcement or notice to the Registrant that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 15% or more of the outstanding shares of Common Stock of the Registrant, and (ii) the close of business on the tenth business day, or
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such later date as may be determined by the Board of Directors of the
Registrant, after the date of the commencement or announcement by a person of an intention to make a tender offer or exchange offer for an amount of Common Stock which, together with the shares of such stock already owned by such person, constitutes 15% or more of the outstanding shares of such Common Stock, the Rights will be evidenced, with respect to any of the Registrant's Common Stock certificates outstanding as of November 29, 1996, by such Common Stock certificate with a copy of a Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Registrant's Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after November 29, 1996, upon the transfer or issuance of new shares of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Registrant's Common Stock certificates outstanding as of November 29, 1996, even without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate.

  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

Exercisability
--------------

  The Rights are not exercisable until the Distribution Date. The Rights will expire on November 18, 2006 unless earlier redeemed by the Registrant.

Right to Acquire Stock at Half Price
------------------------------------

  In the event that after the Stock Acquisition Time, the Registrant is acquired in a merger or other business combination transaction or 50% or more of the Registrant's assets, cash flow or earning power are sold or otherwise transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, upon the exercise thereof at the then current exercise price of the Right, shall thereafter be entitled to re-

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ceive that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. In the event that the Registrant is the surviving corporation of a merger and its Common Stock is changed or exchanged, proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon exercise that number of shares of common stock of the other party to the transaction having a market value of two times the exercise price of the Right.

  In the event that a person or group becomes an Acquiring Person (otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms which are determined to be fair and in the best interests of the Registrant and its stockholders by a majority of the members of the Board of Directors of the Registrant who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person), proper provision shall be made so that each holder of a Right, other than Rights that were beneficially owned by the Acquiring Person, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. A person or group will not be deemed to be an Acquiring Person if the Board of Directors of the Registrant determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests itself of a sufficient number of shares of Common Stock so that such person or group is no longer an Acquiring Person.

Adjustments
-----------

  The Purchase Price payable and the number of shares of Preferred Stock or other securities or property issuable upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination, consolidation or reclassification of the shares of Preferred Stock, (ii) upon the fixing of a record date for the issuance to holders of Preferred Stock of certain rights, options or warrants to subscribe for shares of Preferred Stock or "Equivalent Preference Stock" (as defined in the Rights Agreement) at less than the current market price of shares of Preferred Stock or Equivalent Preference Stock or
(iii) upon the fixing of a record date for the making of a

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distribution to holders of shares of Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends not exceeding 125% of the last regular periodic cash dividend or dividends payable in shares of Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights and the number of shares of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the case of a stock split, combination or stock dividend on the shares of Common Stock prior to the Distribution Date.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market value of shares of Common Stock on the last trading date prior to the date of exercise.

Redemption or Exchange
----------------------

  At any time prior to the earlier of (i) the Stock Acquisition Time and (ii) November 18, 2006, the Registrant, by resolution of its Board of Directors, may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Registrant electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock of the Registrant, the Board of Directors of the Registrant may exchange the Rights (other than Rights beneficially owned by such person which have become void), in whole or in part, for Common Stock of the Registrant at an exchange ratio of one share of Common Stock per Right (subject to adjustment). The Registrant may at its option substitute shares of Preferred Stock of the Registrant for some or all of the shares of Common Stock exchangeable for Rights, at an exchange ratio of one one-thousandth of a share of Preferred Stock for each share of Common Stock to be exchanged.

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Preferred Stock
---------------

  The shares of Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Registrant may issue (unless otherwise provided in the terms of such preferred stock or in the Registrant's Certificate of Incorporation). Each share of Preferred Stock will be entitled to receive, in the aggregate, a dividend in an amount equal to 1000 times the dividend per share of Common Stock, or, if greater, $10.00 per year. In the event of liquidation, the holders of shares of Preferred Stock will be entitled to receive a minimum liquidation payment equal to the greater of $10.00 per share or an amount equal to 1000 times the amount to be paid in liquidation per share of Common Stock. Each share of Preferred Stock will have 1000 votes, voting together with the shares of Common Stock. In addition, if dividends on the Preferred Stock are in arrears for four consecutive quarterly payment periods, the holders of the shares of Preferred Stock will have the right, voting as a class, to elect two members to the Board of Directors of the Registrant. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 1000 times the amount and type of consideration received per share of Common Stock. The rights of the shares of Preferred Stock as to dividends and liquidation, and in the event of mergers and consolidations, are protected by antidilution provisions.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Registrant, including, without limitation, the right to vote or to receive dividends.

Amendment
---------

  The Rights and the Rights Agreement can be amended by the Board of Directors of the Registrant in any respect (including, without limitation, any extension of the period in which the Right Certificates may be redeemed) at any time prior to the Stock Acquisition Time. From and after such time, without the approval of the stockholders of the Registrant or the holders of the Rights, the Board of Directors may only supplement or amend the Rights Agreement in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained in the Rights Agreement which may be de fective or inconsistent with any other provision in the Rights Agreement, (iii) to shorten or lengthen any time pe-

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riod under the Rights Agreement or (iv) to make any changes or supplements which the Registrant may deem necessary or desirable which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of any such person), provided that any such action by the Board of Directors must have the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement) and provided that the Continuing Directors constitute a majority of directors then in office, and provided that the Rights Agreement may not be supplemented or amended to lengthen (A) a time period relating to when the Rights may be redeemed or to modify the ability (or inability) of the Registrant's board of directors to redeem the Rights, in either case at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the Rights of or the benefits to the holders of Rights (other than an Acquiring Person or an affiliate or associate of any such person).

Issuance of Rights
------------------

  Each outstanding share of Common Stock on November 29, 1996 will receive one Right. As long as the Rights are attached to the shares of Common Stock, the Registrant will issue one Right with each share of Common Stock it issues, so that all such shares have attached Rights. Thirty thousand (30,000) shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

  A copy of the Rights Agreement, which includes as Exhibit B the form of Right Certificate, is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such Exhibit.


ITEM 2.  Exhibits
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          1.   Rights Agreement between the Registrant and ChaseMellon
               Shareholder Services, L.L.C., Rights Agent, dated as of November 18, 1996, which includes as Exhibit B the form of Right Certificate.

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                                   SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                       THE GUARANTEE LIFE COMPANIES INC.
                       (Registrant)



                       By /s/ Richard A. Spellman
                          -------------------------------
                          Name: Richard A. Spellman
                          Title: General Counsel and Secretary


DATE:  November 25, 1996

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                                 EXHIBIT INDEX
                                 -------------

 Exhibit No.                 Description
------------       ------------------------------------------
     1. Rights Agreement between the Registrant and ChaseMellon Shareholder Services, L.L.C., Rights Agent, dated as of November 18, 1996, which includes as Exhibit B the form of Right Certificate.

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